Exhibit 10.1 [WEC Energy Group Letterhead] January 17, 2019 Mr. Gale Klappa [ADDRESS] [ADDRESS] Dear Gale: This letter will confirm compensation and benefits to be provided to you for services as Executive Chair of WEC Energy Group. 2019 Compensation Your annual base salary will be $1,000,000. In addition to your salary, you will be eligible for annual incentive compensation with a target value of 100 percent of base pay. Both your annual salary and incentive opportunity will be prorated to reflect the date you assume the role of Executive Chair. You also will participate in the long-term incentive plan. The award, which was granted in January, had a target value of 100 percent of base pay and was comprised of 80 percent restricted stock vesting one year from the date of grant and 20 percent stock options vesting in accordance with the standard terms and conditions. Additional Benefits You will be eligible to participate in all other benefits available to other senior executives of the company. All benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures. Finally, your employment would be considered at-will. Gale, I appreciate your continued willingness to support the company. Your proven strategic insights and knowledge of the industry will help ensure continued success for WEC Energy Group. Sincerely, /s/ John F. Bergstrom John F. Bergstrom Chair, WEC Energy Group Compensation Committee __________________ I have reviewed and accept this offer of employment. Signature: /s/ Gale E, Klappa Date: 01/17/2019